As filed with the Securities and Exchange Commission on May 24, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Herc Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-3530539
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

27500 Riverview Center Blvd. Bonita Springs, Florida	34134
(Address of Principal Executive Offices)	(Zip Code)

Herc Holdings Inc. 2018 Omnibus Incentive Plan
Amended and Restated Herc Holdings Inc. Employee Stock Purchase Plan
(Full title of the plan)

Maryann A. Waryjas
Senior Vice President, Chief Legal Officer and Secretary
Herc Holdings Inc.
27500 Riverview Center Blvd.
Bonita Springs, Florida 34134
(Name and address of agent for service)

(239) 301-1000
(Telephone number, including area code, of agent for service)

Copies to:
Paul L. Choi
Lindsey A. Smith
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	2,600,000 shares	$58.09	$151,034,000	$18,803.73

(1)
Represents 2,200,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Herc Holdings Inc. (the “Registrant”) issuable under the Herc Holdings Inc. 2018 Omnibus Incentive Plan (the “Omnibus Plan”) and an additional 400,000 shares of Common Stock issuable under the Amended and Restated Herc Holdings Inc. Employee Stock Purchase Plan (the “ESPP” and, together with the Omnibus Plan, the “Plans”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such number of additional shares of Common Stock as may be offered pursuant to the terms of the Plans, which provide for a change in the number or class of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $58.09 per share represents the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 17, 2018.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed to register (i) 2,200,000 shares of Common Stock issuable under the Omnibus Plan and (ii) 400,000 shares of Common Stock issuable under the ESPP. The 400,000 shares of Common Stock issuable under the ESPP are being registered in addition to the aggregate of 533,333 shares of Common Stock previously registered for issuance on the registration statement on Form S-8 (File No. 333-190684) concerning the ESPP as filed with the Securities and Exchange Commission (the “Commission”) on August 16, 2013 (the “2013 Registration Statement”) and the registration statement on Form S-8 (File No. 333-151103) concerning the ESPP as filed with the Commission on May 22, 2008 (the “2008 Registration Statement”).

In accordance with General Instruction E to Form S-8, the contents of the 2013 Registration Statement and the 2008 Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
(a) The documents constituting Part I of this Registration Statement will be sent or given to the participants in the respective Plans as specified by Rule 428(b)(1) under the Securities Act.
(b) Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above-mentioned information should be directed to the Secretary of the Registrant at the address and telephone number on the cover of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
The following documents that have been filed with the Commission by the Registrant are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 28, 2018;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 9, 2018;
(c)  the Registrant’s Current Reports on Form 8-K filed with the Commission on March 27, 2018 (Item 5.02 only) and May 23, 2018; and
(d) the description of the Registrant’s Common Stock set forth in the Registrant’s Current Report on Form 8-K filed with the Commission on May 23, 2018, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the “Incorporated Documents”).
Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4.   Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6.   Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Article Fifth, Section (h) of the Registrant’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), provides that no director shall be liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director and, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Article Fifth, Section (i) of the Certificate of Incorporation provides further that the Registrant shall indemnify and advance expenses to the directors of the Registrant to the fullest extent permitted by the DGCL, as now in effect or as amended; provided that, except as provided in the Registrant’s Amended and Restated By-Laws (the “By-Laws”), the Registrant is only obligated to indemnify or advance expenses to a director of the Registrant in respect of an action, suit or proceeding (or part thereof) instituted by such director if such action, suit or proceeding (or part thereof) has been authorized by the Registrant’s board of directors.
Section 6.01 of the By-Laws provides that the Registrant shall indemnify, to the fullest extent permitted by the DGCL and other applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant, or while serving as a director or officer of the Registrant, is or was serving or has agreed to serve at the request of the Registrant as a director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding had no reasonable cause to believe his or her conduct was unlawful; provided that in the case of an action or suit by or in the right of the Registrant to procure a judgment in its favor (i) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of the By-Laws, the Registrant shall not be obligated to indemnify a director or officer of the Registrant in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized in the specific case by the Registrant’s board of directors.
Section 6.04 of the By-Laws provides that the Registrant shall advance expenses (including attorneys’ fees) incurred by a present or former director or officer of the Registrant in defending any civil, criminal, administrative or investigative proceeding upon written request by such person and delivery of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Registrant.
Section 6.06(b) of the By-Laws provides that the rights to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director or officer and shall not be deemed exclusive of any other rights to which a present or former director or officer of the Registrant seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise.
The Registrant has obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Registrant may, in such capacities, incur. The Registrant has also entered into indemnification agreements with each of its directors providing directors with contractual rights to indemnification and expense advancement.
Item 7.   Exemption From Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of Herc Holdings Inc. (Incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Hertz Global Holdings, Inc. (File No. 001-33139), as filed on March 30, 2007).

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Herc Holdings Inc., effective as of May 14, 2014 (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Hertz Global Holdings, Inc. (File No. 001-33139), as filed on May 14, 2014).

4.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Herc Holdings Inc., dated June 30, 2016 (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant (File No. 001-33139), as filed on July 6, 2016).

4.4
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Herc Holdings Inc., dated June 30, 2016 (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of the Registrant (File No. 001-33139), as filed on July 6, 2016).

4.5
Amended and Restated By-Laws of the Registrant, effective May 17, 2018 (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant (File No. 001-33139), as filed on May 23, 2018).

4.6
Herc Holdings Inc. 2018 Omnibus Incentive Plan, incorporated by reference to Annex A to the Definitive Proxy Statement on Schedule 14A of the Registrant (File No. 001-33139), as filed on April 2, 2018.

4.7
Amended and Restated Herc Holdings Inc. Employee Stock Purchase Plan, incorporated by reference to Annex B to the Definitive Proxy Statement on Schedule 14A of the Registrant (File No. 001-33139), as filed on April 2, 2018.

5.1*	Opinion of Sidley Austin LLP as to the legality of the securities being offered.

23.1*	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney (contained on the signature page of this Registration Statement).

*	Filed herewith.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bonita Springs, State of Florida, on May 24, 2018.

HERC HOLDINGS INC.

By:	/s/ Lawrence H. Silber
Lawrence H. Silber
President and Chief Executive Officer
POWERS OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Lawrence H. Silber, Mark Humphrey and Maryann A. Waryjas, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lawrence H. Silber	Chief Executive Officer, President and Director (Principal Executive Officer)	May 24, 2018
Lawrence H. Silber
/s/ Mark Humphrey	Vice President, Controller, Chief Accounting Officer and Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 24, 2018
Mark Humphrey
/s/ Herbert L. Henkel	Non-Executive Chairman of the Board	May 24, 2018
Herbert L. Henkel

/s/ James H. Browning	Director	May 24, 2018
James H. Browning

/s/ Patrick D. Campbell	Director	May 24, 2018
Patrick D. Campbell

/s/ Nicholas Graziano	Director	May 24, 2018
Nicholas Graziano

/s/ Jean K. Holley	Director	May 24, 2018
Jean K. Holley

/s/ Jacob M. Katz	Director	May 24, 2018
Jacob M. Katz

/s/ Michael A. Kelly	Director	May 24, 2018
Michael A. Kelly

/s Courtney Mather	Director	May 24, 2018
Courtney Mather

/s/ Louis J. Pastor	Director	May 24, 2018
Louis J. Pastor

/s/ Mary Pat Salomone	Director	May 24, 2018
Mary Pat Salomone